EXHIBIT 12

JONATHAN D. LEINWAND, P.A.	18851 NE 29th Ave. Suite 1011 Aventura, FL 33180 Tel: (954) 903-7856 Fax: (954) 252-4265

E-mail: jonathan@jdlpa.com

September 16, 2022

Careerlink Holdings, Inc.

1907 Harney St., Suite 160

Omaha, NE 68102

Ladies and Gentlemen:

We are acting as counsel to Careerlink HOldings, Inc., a Delaware corporation (“Careerlink”), for the purpose of rendering an opinion as to the legality of the shares of Careerlink’s Preferred Stock (the “Preferred Stock”) and Careerlink’s Class A Common Stock (the “Common Shares”) issuable upon conversion of the Preferred Shares, to be offered and distributed by Careerlink pursuant to an offering statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Careerlink, with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

The offering statement and pre-qualification amendments, cover the contemplated sale of up to 12,500,000 shares of its Preferred Stock at a price of $4.00 per share and up to 12,500,000 shares of its common stock issuable upon conversion of the Preferred Stock.

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of incorporation (as amended) and bylaws, the resolutions of the Careerlink’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the entirety of the Preferred Shares being sold pursuant to the offering statement, and the Common Shares, issuable upon conversion of the Preferred Stock, are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid, and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement and to the reference to our firm under the caption “Legal Matters” in the offering circular. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very Truly Yours,
JONATHAN D. LEINWAND, P.A.

By:	/s/ Jonathan Leinwand
Jonathan Leinwand, Esq.

Jonathan D. Leinwand, P.A.

18851 NE 29th Ave. • Suite 1011 • Aventura, FL 33180 • Tel: (954) 903-7856 • Fax: (954) 252-4265

www.jdlpa.com